Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-185612) of Par Petroleum of our report dated March 27, 2013, with respect to the consolidated balance sheet of Par Petroleum Corporation as of December 31, 2012 and the consolidated statements of operations, changes in equity and cash flows for the period from September 1, 2012 through December 31, 2012, appearing in the Annual Report on Form 10-K of Par Petroleum Corporation.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado

March 27, 2013